Exhibit 5.2

March 26, 2018

Simmons First National Corporation

501 Main Street

Pine Bluff, AR 71601

Ladies and Gentlemen:

We have acted as special counsel to Simmons First National Corporation, an Arkansas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $330,000,000 in aggregate principal amount of the Company’s 5.00% Fixed-to-Floating Rate Subordinated Notes due 2028 (the “Notes”) issued under the Indenture, dated as of March 26, 2018 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 26, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-223764) (the “Registration Statement”).

We have reviewed:

(i)       the Underwriting Agreement, dated March 21, 2018, between the Company and Sandler O’Neill & Partners, L.P., individually and acting as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(ii)       the Registration Statement;

(iii)       the Indenture; and

(iv)       a facsimile copy of the executed and authenticated Global Note furnished by the Trustee, representing the Notes.

We also have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Simmons First National Corporation

March 26, 2018

We have assumed further that the Company has duly authorized the Notes and that it has duly authorized, executed and delivered the Indenture. We have assumed further that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Notes. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We note that you are relying with respect to all matters of Arkansas law on an opinion of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of the Company, dated as of the date hereof, which opinion is filed as Exhibit 5.1 to the Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

Additionally, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, when the Notes have been (a) duly executed by the Company and duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture and (b) duly issued and sold by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications. We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest; (iv) provisions requiring amendments and waivers to be in writing; (v) provisions making notices effective even if not actually received; or (vi) provisions purporting to make a party’s determination conclusive.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

Simmons First National Corporation

March 26, 2018

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP